Exhibit 99.1

Valpey-Fisher Corporation Reports First Quarter Results

    HOPKINTON, Mass.--(BUSINESS WIRE)--May 12, 2006--Valpey-Fisher Corporation (AMEX: VPF), a provider of frequency control devices, including quartz crystals and oscillators, reported today its financial results for the first quarter ended April 2, 2006.
    For the quarter ended April 2, 2006, net sales were $2,872,000, gross profit was $1,011,000, and operating profit was $16,000. The operating profit includes $42,000 of employee stock option expense as required by Statement of Financial Accounting Standards ("SFAS") No. 123R. Net earnings were $33,000 or $.01 per share. Under previous accounting rules without the adoption of SFAS No. 123R, the Company would have reported net earnings of $74,000 or $.02 per share. For the quarter ended April 3, 2005, net sales were $3,022,000, gross profit was $965,000, and operating profit was $46,000. The operating profit in 2005 does not include any employee stock option expense required by SFAS No. 123R. Net earnings amounted to $45,000 or $.01 per share for the quarter ended April 3, 2005.
    Michael J. Ferrantino, President and Chief Executive Officer said, "Although sales for the first quarter of 2006 were 5% lower than the first quarter of 2005, we are very pleased to report that our gross margin, as a percentage sales, improved to 35% compared to the 32% in 2005. The gross margin improvement is directly related to a conscious decision to drop out very low margin commodities type business and replace it with higher-end precision assemblies. At the same time we continue to improve our factory yields and on time deliveries. We are also pleased to announce during the quarter we added additional resources in both development and application engineering as part of our on-going plan to increase our organic growth. While these additions have increased our operating expenses, we continue to remain profitable, now for the seventh consecutive quarter.
    Although we have no concrete news to report on the acquisition front, we remain aggressive in pursuing the right business combination and will continue to review all strategic opportunities."
    In closing, Mr. Ferrantino said, "The outlook for the 2nd quarter is good. Our book-to-bill ratio for this quarter was 1.10 to 1, resulting in a backlog of $1.9 million at April 2, 2006, compared to a backlog of $1.6 million at December 31, 2005. As a result, we believe shipments for the 2nd quarter will be above the 1st quarter. We expect costs to be in line with our budget resulting in another profitable quarter."

    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the Company's ability to continue to achieve profitability, the current production over-capacity within the suppliers of frequency control devices, the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, the ability to limit the amount of the negative effect on operating results caused by pricing pressure, and the Company's ability to comply with Section 404 of the Sarbanes-Oxley Act.


Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
( in thousands, except per share data)                  Quarter Ended
                                                       ---------------
                                                       4/2/06  4/3/05
                                                       ------- -------

Net sales                                              $2,872  $3,022
Cost of sales                                           1,861   2,057
                                                       ------- -------
   Gross profit                                         1,011     965

Selling and advertising expenses                          405     371
General and administrative expenses                       463     461
Research and development expenses                         127      87
                                                       ------- -------
                                                          995     919
                                                       ------- -------
   Operating profit                                        16      46

Interest income                                            61      23
                                                       ------- -------
Earnings before income taxes                               77      69
Income tax (expense)                                      (44)    (24)
                                                       ------- -------
Net earnings                                              $33     $45
                                                       ======= =======


Basic and diluted earnings per share                    $0.01   $0.01
                                                       ======= =======

Basic weighted average shares                           4,247   4,223
Diluted weighted average shares                         4,247   4,312




Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
( in thousands)
                                               (Unaudited)  (Audited)
                                                 4/2/06      12/31/05
                                               ----------- -----------
ASSETS
   Current assets:
      Cash and cash equivalents                    $7,574      $7,920
      Accounts receivables, net                     1,529       1,495
      Inventories, net                                916       1,028
      Deferred income taxes and other current
       assets                                         645         653
                                               ----------- -----------
        Total current assets                       10,664      11,096
                                               ----------- -----------
   Property, plant and equipment, at cost          10,978      10,927
    Less accumulated depreciation                   8,729       8,559
                                               ----------- -----------
                                                    2,249       2,368
                                               ----------- -----------
   Other assets                                       161         153
                                               ----------- -----------
                                                  $13,074     $13,617
                                               =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                             $1,606      $2,205
   Deferred income taxes                              420         448
   Stockholders' equity                            11,048      10,964
                                               ----------- -----------
                                                  $13,074     $13,617
                                               =========== ===========

    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508-435-6831 ext. 600
             Vice President, Treasurer and Chief Financial Officer